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                                                                      Exhibit 11



                             U.S. HEALTHCARE, INC.
        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                  (amounts in thousands except per share data)
                                  (unaudited)

                                                                                                      Three months ended
                                                                                                           March 31
                                                                                                   ------------------------
                                                                                                     1995            1994
                                                                                                   --------        --------
Net income                                                                                         $94,552         $89,339
                                                                                                   =======         =======

Weighted average number of common shares:
  Shares outstanding at beginning of period                                                        145,486         146,718
  Effect of exercise of stock options                                                                   55             110
  Restricted stock awarded                                                                              29             102
  Conversion of Class B stock to common stock                                                            -               4

Weighted average number of common equivalent shares:
  Additional equivalent shares issuable from
   assumed exercise of stock options                                                                 1,111           1,210
  Additional equivalent shares issuable from
   conversion of Class B stock                                                                      14,537          15,053
                                                                                                   -------         -------

Weighted average number of common and common equivalent
 shares outstanding - primary basis                                                                161,218         163,197

Incremental additional equivalent shares issuable
 from application of fully diluted computation                                                          86               7
                                                                                                   -------         -------

Weighted average number of common and common equivalent
 shares outstanding - fully diluted basis                                                          161,304         163,204
                                                                                                   =======         =======

Net income per common and common equivalent
 share - primary and fully diluted                                                                    $.59            $.55
                                                                                                      ====            ====
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